Exhibit 2.2


Execution Version



       FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture") dated as of 3 April 2003, among Grohe Holding GmbH, a German company with limited liability (the "Company"), and The Bank of New York, London Branch, as trustee (the "Trustee").

       WHEREAS, the Company has executed and delivered to the Trustee an Indenture dated as of 13 November 2000 (the "Indenture"), providing for the issuance of 11.5% Senior Notes due 2010 by the Company;

       WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend the Indenture without the consent of Holders to make, among other things, any change that does not adversely affect the rights of the registered holders of the Notes ("Holders");

       WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee, in certain circumstances, may amend the Indenture with the written consent of Holders of at least a majority in principal amount of the then outstanding Notes;

       WHEREAS, the Company desires to amend the Indenture, as set forth in
Section 2 through Section 5 of this First Supplemental Indenture;

       WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes outstanding have consented to the amendments effected by this First Supplemental Indenture requiring such consent; and

       WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

       NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of Holders of the Notes as follows:

       1. CAPITALIZED TERMS. Capitalized terms used in this First Supplemental Indenture without definition shall have the meanings assigned to them in the Indenture.

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       2.     AMENDMENT TO THE DEFINITION OF SHAREHOLDER-ELECTED BOARD - The
              definition of Shareholder-Elected Board contained in Section 1.01 is hereby deleted in its entirety and the following substituted therefor:

              "'Shareholder-Elected Board' means such advisory board, management board, supervisory board or similar board of the Company of which some or all the members are directly elected, selected or otherwise determined by the shareholders of the Company. On each date of determination, if (i) such board has an equal number of shareholder-elected members and members elected by employees of the Company's subsidiaries and (ii) the chairman of such board, who was elected by the shareholders, has a second vote in the event of a tie, then in determining whether a Change of Control under clause (3) of the definition of `Change of Control' in
              Section 1.01 has occurred, the chairman shall be deemed to be two individuals."



       3.     AMENDMENT TO CLAUSE (B)(2) OF SECTION 4.03 - Clause (b)(2) of
              Section 4.03 is hereby deleted in its entirety and the following substituted therefor:

              "Indebtedness Incurred pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this paragraph (2) and then outstanding does not exceed (euro)550 million less the aggregate sum of all principal payments actually made from time to time after the effective date of the First Supplement Indenture with respect to such Indebtedness (other than principal payments made from any permitted Refinancings thereof);"



       4.     AMENDMENT TO CLAUSE (C) OF SECTION 4.03 - Clause (c) of Section
              4.03 is hereby deleted in its entirety and the following substituted therefor:

              "(c) Notwithstanding the foregoing, the Company and the Restricted Entities will not Incur any Indebtedness pursuant to Section 4.03(a) and (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations, including, in the case of any Subordinated Obligations that do not require the payment of cash interest, that any Indebtedness that Refinances such Subordinated Obligations does not require the payment of cash interest."



       5. AMENDMENT TO SECTION 4.14 - Section 4.14 is hereby deleted in its entirety and the following substituted therefor:

              "The Company will not, and will not permit any Restricted Entity, Grohe Consult or any other general or limited partner of Grohe Beteiligungs to, (1) amend, modify, supplement, or waive any rights under the Intercompany


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              Loan or the Subordination Agreement in a manner that would adversely affect the rights of the Company or its creditors with respect to the Intercompany Loan or the Subordination Agreement,
              (2) sell, otherwise dispose of or encumber the Intercompany Loan or (3) with respect to clauses (1) and (2) enter into any agreement that would have the same effect. Notwithstanding the foregoing, the Company may, and may permit any Restricted Entity, Grohe Consult or any other general or limited partner of Grohe Beteiligungs to, amend, modify, supplement or waive rights under the Intercompany Loan or the Subordination Agreement or enter into an agreement with respect to the Intercompany Loan or the Subordination Agreement so long as the terms of such amendment, modification, supplement, waiver or agreement, in the determination of the parties thereto, are substantially similar to those contained in the Intercompany Loan or the Subordination Agreement and, for the avoidance of doubt, any increase in the amount of debt to which the Intercompany Loan is subordinate pursuant to any such amendment, modification, supplement, waiver or agreement will not be deemed to adversely affect the rights of the Company or its creditors.

              The Company will not, and will not permit any Restricted Entity, Grohe Consult or any Person that is an obligor with respect to the Intercompany Loan to prepay, repay, repurchase, redeem or otherwise acquire or retire the Intercompany Loan except (A) in accordance with its terms or (B) if the proceeds thereof are to be used by the Company to redeem all of the Securities in a manner permitted under this Indenture."



       6. GOVERNING LAW: This First Supplemental Indenture shall be governed by, and construed in accordance with English law. However, to the extent this First Supplemental Indenture or the Notes include or are deemed to include provisions of the U.S. Trust Indenture Act, those provisions shall be performed and interpreted in accordance with that act.



       7. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart by telecopies shall be as effective as delivery of a manually executed counterpart to this First Supplemental Indenture.



       8. EFFECT OF HEADINGS. The Section headings in this First Supplemental Indenture are for convenience only and shall not affect the construction of this First Supplemental Indenture.




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       9.     THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, enforceability, legality or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained in this Statement, all of which recitals are made solely by the Company.



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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental
Indenture to be duly executed and attested, all as of the date first above written.


GROHE HOLDING GMBH



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Name:



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THE BANK OF NEW YORK, LONDON BRANCH, as trustee, on behalf of the Holders



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